Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Completes Acquisition of
Institute for Quality Management, Inc.
Acquisition Expands CACI's Services to Intelligence and Homeland Security Markets

Arlington, Va., May 31, 2007 - CACI International Inc (NYSE: CAI) announced today that it has completed its transaction to purchase the stock of the Institute for Quality Management, Inc. (IQM). IQM is a leading provider of performance management consulting and operational support services to the Intelligence Community and homeland security markets.

Headquartered in Fairfax, Virginia, IQM offers solutions in organizational performance management, organizational development, and training; financial and program management; process improvement and ISO systems and certification; and intelligence production. IQM's revenue is expected to be approximately $20 million for its fiscal year ending December 31, 2007. CACI anticipates the transaction will be accretive to CACI's fiscal year ending June 30, 2008.

The majority of IQM employees hold Top Secret clearances with special accesses. Major clients include National Intelligence Agencies, the Department of Defense, and the Department of Homeland Security. With the acquisition, CACI broadens its presence in the intelligence and national security markets. The acquisition brings CACI new clients who have expanding requirements and priority funding, and who complement CACI's current client base.

Paul Cofoni, CACI President of U.S. Operations, said, "CACI welcomes the top performers from the Institute for Quality Management. The cleared and talented professionals from IQM strengthen our ability to meet the increasing demand for services in the growing intelligence and homeland security markets. They bring a proven track record of support for our government's critical missions, and will be a great fit with our team."

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "With the acquisition of the Institute for Quality Management, CACI continues its role as our industry's leading strategic consolidator. CACI's mergers and acquisitions (M&A) program remains a key driver of our growth and an important element in our business plan. IQM will help us accelerate our growth and increase our scale, and bring long-term value to our company and our shareholders."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of national security, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of national security and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 1000 index. CACI provides dynamic careers for approximately 10,100 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com